Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated November 18, 2009

Relating to Preliminary Prospectus dated November 16, 2009

Registration Statement No. 333-163135

Issuer Free Writing Prospectus

filed by SVB Financial Group

On November 17, 2009, SVB Financial Group (the “Company”) received a written inquiry from the San Francisco Office of the Securities and Exchange Commission (the “SEC”) in connection with possible insider trading in the Company’s securities during the July 2009 time frame. The Company intends to fully comply with the SEC’s inquiry and is in the process of gathering information to respond to it. The inquiry states that it should not be construed as an indication by the SEC or its staff that any violation of law has occurred, nor should it be considered a reflection upon any person, entity, or security.

SVB Financial Group has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement for more complete information about SVB Financial Group and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a prospectus from J.P. Morgan Securities Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling (866) 803-9204 or from BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Preliminary Prospectus Department or email Prospectus.Requests@ml.com.